                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement and Post-Effective Amendment No. 1 to Registration Statement No. 333-20199 of Tennessee Gas Pipeline Company on Form S-3 of our report dated March 12, 1998, on our audits of the consolidated financial statements and financial statement schedule of Tennessee Gas Pipeline Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K of Tennessee Gas Pipeline Company for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."




PricewaterhouseCoopers LLP


Houston, Texas
September 14, 1998